Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., October 25, 2004  -  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended September 30, 2004, of $677,000, or $1.04 per common share, compared to net income of $627,000, or $.96 per common share for the three months ended September 30, 2003.

Third quarter net income increased $50,000, or 8.0%, from the third quarter of 2003.  Net interest income after provision for loan losses increased $236,000, to $2.3 million, which was the net result of a $304,000 increase in total interest income, primarily resulting from increases in principal balances as yields on earning assets fell compared to prior year. Total interest expense increased only modestly by $23,000. In addition, the provision for loan losses increased by $45,000 compared to prior year in response to the increase in total loans in 2004.

Non-interest income in the third quarter increased $108,000, or 17.6%, compared to the same quarter in 2003. The increase in non-interest income was primarily due to security gains of $158,000 and an increase in deposit service charges of $66,000.  These increases were mitigated by gains on loan sales to the secondary market, which decreased $57,000 to $98,000 in 2004 compared to 2003. This decrease was due primarily to decreased mortgage refinance demand compared to prior year. Trust and farm management fee income remained constant at $114,000 in 2004 compared to the same period in 2003.  Other income decreased $59,000 to $61,000 due to market adjustments associated with index powered certificates of deposits held for investment purposes.

Non-interest expense in the third quarter increased by $317,000, or 17.5%, compared to the same quarter in 2003. Salaries and benefits increased $176,000, or 18.3%, to $1.1 million.  Increases in occupancy and equipment expense of $61,000, and other expenses of $163,000 were offset to some extent by decreases in data processing expense of $39,000, professional fees of $36,000, supplies expense of $1,000, and advertising expense of $7,000. The increase in salaries and occupancy and equipment expenses was due primarily to increased personnel, amortization of intangibles related to the acquisition of branches in Streator, Illinois, and depreciation on capital expenditures related to the opening of an additional branch in Morris, Illinois, and the acquisition of two branches in Streator. Increases in other expenses resulted from increased insurance and other costs related to the operation of additional facilities. In addition, amortization expense of $99,000 related to the core deposit intangible resulting from the purchase of the Streator branches was recorded in the third quarter of 2004. Second quarter income before taxes increased $27,000, with applicable income taxes decreasing $23,000.

Total assets at September 30, 2004 increased to $299.9 million from $294.5 million at December 31, 2003.  Total deposits at September 30, 2004, were $267.1 million, compared to $264.9 million at December 31, 2003.  Total equity at September 30, 2004, and December 31, 2003, was $24.8 million and $24.7 million.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a new branch in Morris and we purchased two branches in Streator during the fourth quarter of 2003.  All information at and for the period ended September 30, 2004, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.